UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2009

     AMERICAN EXPRESS COMPANY
(Exact name of registrant as specified in its charter)

New York	1-7657	13-4922250
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation		Identification No.)
or organization)

200 Vesey Street, World Financial Center
New York, New York	10285
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 640-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

---	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

---	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

---	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

---	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01 Regulation FD Disclosure

On February 25, 2009, the United States Department of the Treasury, or the Treasury, released the terms of the Supervisory Capital Assessment Program, or the SCAP. The SCAP is a complement to the Treasury’s Capital Assistance Program, which makes capital available to financial institutions as a bridge to private capital in the future. Under the SCAP, federal banking supervisors conducted assessments to evaluate the capital needs of the 19 largest banking institutions (including American Express Company, or the Company or “we” or “us”) under a base case and a more adverse economic scenario. Under the hypothetical more adverse economic scenario, the supervisors evaluated the extent to which each of the participating institutions would need to increase the amount and/or change the composition of its current Tier 1 capital to exceed comfortably minimum regulatory benchmarks at year-end 2010 under a hypothetical economic environment more challenging than what was anticipated by the supervisors. The SCAP set benchmark capital buffers for each participating institution based on the amount of capital needed by that institution to achieve a Tier 1 risk-based capital ratio of at least 6% and a Tier 1 common risk-based capital ratio of at least 4% at year-end 2010. We and all other eligible banking institutions with assets in excess of $100 billion as of December 31, 2008 participated in this assessment.

On May 7, 2009, the results of the SCAP for each of the participating institutions were announced. The final report under the SCAP for us concluded that we would not have to augment our capital buffer under the assumptions used by the SCAP. The estimates reported under the SCAP represent values for a hypothetical “what if” economic scenario and are not forecasts. According to the SCAP report, we had a year-end 2008 Tier 1 risk-based capital ratio of 9.7% . This ratio would be 13% on a pro forma basis reflecting our previously disclosed issuance of $3.4 billion of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Preferred Shares, in January 2009 as part of the Treasury’s Troubled Asset Relief Program Capital Purchase Program, or CPP. According to the SCAP report, we had a year-end 2008 Tier 1 common risk-based capital ratio of 9.7% . That ratio translates into a capital level approximately $6 billion above the minimum SCAP benchmark of 4%.

In light of the SCAP report, the Company has filed a request with the Federal Reserve and the Treasury to repurchase the Preferred Shares and the related warrant it issued under the CPP. In accordance with a joint statement issued on May 6, 2009 by the Treasury, the Federal Reserve, the Federal Deposit Insurance Corporation, or FDIC, and the Comptroller of the Currency, we must have a post-repayment capital base at least consistent with the SCAP buffer, and must be able to demonstrate our financial strength by issuing senior unsecured debt for a term greater than five years not backed by FDIC guarantees, in amounts sufficient to demonstrate a capacity to meet funding needs independent of government guarantees. On May 18, 2009, we closed the issuance of an aggregate $3 billion principal amount of five-year and ten-year senior notes.

In accordance with guidance from the Federal Reserve, the Company is now also required to raise equity capital of at least $500 million in a public offering before repurchasing the Preferred Shares and the related warrant issued to the Treasury. On June 1, 2009, we launched a $500 million offering of our common shares to satisfy this requirement. Assuming repurchase of the Preferred Shares during the second quarter, we have estimated that the one-time impact on diluted earnings per common share resulting from the accelerated accretion of the dividends on the Preferred Shares will be approximately $0.18 per share for the quarter and, thereafter, the consequence of the repurchase will be slightly accretive to diluted earnings per common share.

A copy of the Company’s press release announcing the $500 million public equity offering is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Exhibit

99.1	Press release, dated June 1, 2009, of American Express Company announcing equity offering of common stock.

Forward-Looking Statements

This report includes forward-looking statements, which are subject to risks and uncertainties. Forward-looking statements contain words such as “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to complete the offering of common shares described above; and the ability of the Company to obtain definitive approval from the Federal Reserve and the Treasury to repurchase the Preferred Shares and, to the extent so obtained, the ability of the Company to complete the repurchase of the Preferred Shares during the second quarter of 2009 or otherwise thereafter. A further description of these and other risks and uncertainties can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the three months ended March 31, 2009, and the Company’s other reports filed with the SEC.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS COMPANY
(REGISTRANT)

By: /s/ Carol V. Schwartz
Name: Carol V. Schwartz
Title: Secretary

Date: June 1, 2009

EXHIBIT INDEX

Item No.	Description

99.1	Press release, dated June 1, 2009, of American Express Company announcing equity offering of common stock.